Exhibit 10.3

LEASE

BETWEEN

EMERY STATION JOINT VENTURE LLC

(Landlord)

and

GRITSTONE ONCOLOGY, INC.

(Tenant)

EMERY STATION I

5858 Horton Street

Emeryville, California

LEASE

ARTICLE 1

BASIC LEASE PROVISIONS

1.1 BASIC LEASE PROVISIONS

In the event of any conflict between these Basic Lease Provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS:

Emery Station I

5858 Horton Street

Emeryville, California 94608

(2)	LANDLORD AND ADDRESS:

Emery Station Joint Venture, LLC

1120 Nye Street, Suite 400

San Rafael, California 94901

(3)	TENANT AND CURRENT ADDRESS

(a)	Name: Gritstone Oncology, Inc.

(b)	State of incorporation: Delaware

Notices to Tenant shall be addressed:

Prior to occupancy:

Gritstone Oncology

3009 Webster Street

San Francisco, CA 94123

After occupancy: At the Premises

Attention: Sara Oakman

(4)	DATE OF LEASE: as of November 11, 2015

(5)	LEASE TERM: Approximately eighty-four (84) Months

(6)	PROJECTED COMMENCEMENT DATE: November 11, 2015

(7)	PROJECTED EXPIRATION DATE: The last day of the eighty-fourth (84th) calendar month following the Commencement Date.

(8)	MONTHLY BASE RENT: For the period running from the Commencement Date up to and including the last day of the twelfth full calendar month following the Commencement Date, Monthly Base Rent shall be $44,648.80 per month. Monthly Base Rent will increase by three percent (3%) on the first day of the thirteenth (13th) full calendar month following the Commencement Date and annually thereafter throughout the remainder of the Lease Term. In addition to Monthly Base Rent, Tenant shall also pay Tenant’s Share of Operating Expenses and Taxes in the form of Rent Deposits and Rent Deposit Adjustments, as hereafter defined.

Notwithstanding the forgoing, the first three (3) full calendar months of the Lease Term shall be free of Monthly Base Rent. Tenant shall be obligated to pay its pro-rata share of Operating Expenses and Taxes for said months.

(9)	RENTABLE AREA OF THE PREMISES: 13,132 square feet

(10)	SUITE NUMBER: 210

(11)	SECURITY DEPOSIT: $53,313.00

(12)	TENANT’S USE OF PREMISES (the “Use”): Laboratory research and development use, including associated office uses and uses ancillary thereto.

(13)	PARKING: Up to twenty (20) unreserved, non-premium parking spaces in the Terraces garage. Tenant shall pay Landlord’s quoted rates therefore, which is $100 to $150 per space per month, depending on location, as of the Date of Lease. For the first three (3) full calendar months of the Lease term, Tenant shall be obligated to pay for at least ten (10) of said parking space and thereafter for the remainder of the Lease Term shall be obligated to pay for at least twenty (20) of said parking spaces, regardless of whether Tenant is utilizing the full amount of such paid-for spaces or not. Parking shall be personal to the Tenant and shall not be assigned or leased to any entity without Landlord’s express written consent. Subject to availability, which shall be determined by Landlord in its reasonable discretion, Tenant may request to lease up to six (6) additional stalls on a month-to-month basis, such extra stalls recapturable by Landlord at any time after written notice to Tenant.

(14)	BROKERS:

Landlord’s Broker: Greg Walker / Jones Lang LaSalle

Tenant’s Broker: Tim Mason / Kidder Matthew

(15)	TENANT IMPROVEMENTS: Tenant will accept the Premises in their as-is condition subject only to Landlord’s agreement, at its sole cost and expense, to make the alterations thereto specifically outlined in Exhibit B hereof (“Landlord Work”).

ENUMERATION OF EXHIBITS AND RIDER

The Exhibits and Rider set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Plan of Premises.
EXHIBIT B	Workletter Agreement / Landlord Work
EXHIBIT C-1	Laboratory Rules and Regulations
EXHIBIT C-2	Rules and Regulations
EXHIBIT D	Space To Which Right Of First Offer Applies
RIDER 1	Commencement Date Agreement

1.2 DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

AFFILIATE: Any corporation or other business entity that is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant.

BUILDING: The building located at the address specified in Section 1.1. The Building may include office, lab, retail and other uses.

COMMENCEMENT DATE: The date specified in Section 1.1 as the Projected Commencement Date, unless changed by operation of Article Two.

COMMON AREAS: All areas of the Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DECORATION: Tenant Alterations which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT RATE: Two (2) percentage points above the rate then most recently announced by Bank of America N.T.& S.A. at its San Francisco main office as its base lending reference rate, from time to time announced, but in no event higher than the maximum rate permitted by Law.

EXPIRATION DATE: The date specified in Section 1.1, as determined under Article Two.

FORCE MAJEURE; Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord or Tenant, as applicable, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective partners, members, directors, officers, agents and employees.

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD WORK: The construction or installation of improvements to the Premises, to be furnished by Landlord, as specifically described in the Workletter or exhibits attached hereto.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASE YEAR: The twelve month period beginning on the Commencement Date and ending on the last day of each subsequent twelfth calendar month, or shorter (if applicable), period until the Expiration Date.

MONTHLY BASE RENT: The monthly rent specified in Section 1.1.

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NATIONAL HOLIDAY’S: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by the Landlord and the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES: All costs, expenses and disbursements of every kind and. nature which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Building and the Property (including, without limitation, property management fees, costs and expenses, and the amortized portion of any capital expenditure or improvement, together with interest thereon, and the costs of changing utility service providers) including the cost of operating any shared campus amenities such as a campus health club/workout center, conference room(s) and the like for the benefit of the Project and its tenants. Operating Expenses shall not include, (i) costs of alterations of the premises of tenants of the Project, (ii) original construction costs or original capital expenditures for expansion of the Project, (iii) costs for employees not dedicated full time to the Project, unless such costs are reasonably pro-rated to reflect time spent on the Project, (iv) legal costs for disputes with tenants, (v) charitable contributions, (vi) costs associated with the sale or refinancing of the Project, (vii) costs to purchase or rent fine art, (viii) any expense reimbursed by a third party, (ix) depreciation charges, (x) interest and principal payments on loans (except for loans for capital improvements which Landlord is allowed to include in Operating Expenses as provided above), (xi) ground rental payments, (xii) real estate brokerage and leasing commissions, (xiii) advertising and marketing expenses, (xiv) costs of Landlord reimbursed by insurance proceeds, (xv) expenses incurred in negotiating leases of tenants in the Project or enforcing lease obligations of tenants in the Project and (xvi) Landlord’s general corporate overhead. If any Operating Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years; provided that only those periods falling within the Term of this Lease shall be allocated to Tenant. Operating Expenses for the Building that are not, in Landlord’s reasonable discretion, allocable solely to either the lab, office, retail or other portions of the Building shall be equitably allocated by Landlord between such uses.

PREMISES: The space located in the Building at the Suite Number listed in Section 1.1 and depicted on Exhibit A attached hereto.

PROJECT or PROPERTY: The Project consists of the multi-use building located at the street address specified in Section 1.1 in Emeryville, California, associated surface and garage parking as designated by Landlord from time to time, landscaping and improvements, together with the Land, any associated interests in real property, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing. The Project may also be referred to as the Property.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses or Taxes. The Rent Adjustments shall be determined and paid as provided in Article Four.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable Lease Year. On or before the beginning of each Lease Year or with Landlord’s Statement (defined in Article Four), Landlord may estimate and notify Tenant in writing of its estimate of the amount of Tenant’s Share of Operating Expenses and of Taxes for such Lease Year. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time during a Lease Year.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.1.

SECURITY DEPOSIT: The funds specified in Section 1.1, if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

STANDARD OPERATING HOURS: Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturdays from 9:00 A.M. to 1:00 P.M., excluding National Holidays.

SUBSTANTIALLY COMPLETE or SUBSTANTIAL COMPLETION: The completion of the Landlord Work, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done.

TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control, sale, transfer or operation of the Property or any of its components (including any personal property used in connection therewith), which may also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal or state inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

TENANT ADDITIONS: Collectively, Landlord Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Building systems serving the Premises (excluding Landlord Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.1(b).

TENANT DELAY: Any event or occurrence that delays the completion of the Landlord Work which is caused by or is described as follows:

(1) special work, changes, alterations or additions requested or made by Tenant in the design or finish in any part of the Premises after approval of the plans and specifications (as described in the Workletter);

(2) Tenant’s delay in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise;

(3) failure to approve and pay for such Tenant Work as Landlord undertakes to complete at Tenant’s expense;

(4) the performance or completion by Tenant or any person engaged by Tenant of any work in or about the Premises; or

(5) failure to perform or comply with any obligation or condition binding upon Tenant pursuant to the Workletter, including the failure to approve and pay for such Landlord Work or other items if and to the extent the Workletter provides they are to be approved or paid by Tenant.

TENANT WORK: All work installed or furnished to the Premises by Tenant pursuant to the Workletter.

TENANT’S SHARE: The percentage that represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building, as determined by Landlord From time to time. Tenant acknowledges that the Rentable Area of the Building may change during the Term.

TERM: The term of this Lease commencing on the Commencement Date and expiring on the Expiration Date.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

WORKLETTER: The Agreement regarding the manner of completion of Landlord Work and Tenant Work set forth on Exhibit B attached hereto.

ARTICLE 2

PREMISES, TERM, FAILURE TO GIVE POSSESSION, AND PARKING

2.1 LEASE OF PREMISES

(a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. In the event Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant shall be subject to all of the terms, covenants and conditions of this Lease (except with respect to the payment of Rent) as of the date of such possession.

(b) Tenant shall have the non-exclusive right to use of the shared amenities for the EmeryStation campus, as they may exist from time-to-time, such as the conference room and the employee exercise center, etc., in accordance with the standard Building policy regulating such usage.

2.2 TERM

(a) The Commencement Date shall be the date determined as follows:

(1) Subject to Tenant Delay, if the Landlord Work is Substantially Complete on or before the Projected Commencement Date, then on the date which is the earlier to occur of: (a) the Projected Commencement Date, or (b) the date Tenant first occupies all or part of the Premises for the conduct of business; or

(2) Subject to Tenant Delay, if the Landlord Work is not Substantially Complete by the Projected Commencement Date, then on the date on which the Landlord Work is Substantially Complete.

(b) Within thirty (30) days following the occurrence of the Commencement Date, Landlord and Tenant shall enter into an agreement (the form of which is attached hereto as Rider 1) confirming the Commencement Date and the Expiration Date. If Tenant fails to enter into such agreement, then the Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

2.3 FAILURE TO GIVE POSSESSION

If Landlord shall be unable to give possession of the Promises on the Projected Commencement Date by reason of the following: (i) the Building has not been sufficiently completed to make the Premises ready for occupancy, (ii) the Landlord Work is not Substantially Complete and not as a result of any default by Landlord under this Lease, (iii) the holding over or retention of possession of any tenant, tenants or occupants, or (iv) for any other reason outside the reasonable control of Landlord, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the rent reserved and covenanted to be paid herein shall not commence until the Premises are made available to Tenant by Landlord, and no such failure to give possession on the Projected Commencement Date shall affect the validity of this Lease or the obligations of the Tenant hereunder. The Lease shall be amended so that the Term shall be extended by the period of time possession is delayed. The Premises shall be deemed to be ready for Tenant’s occupancy in the event Landlord’s Work is Substantially Complete, or if the delay in the availability of the Premises for occupancy shall be due to any Tenant Delay and/or default on the part of Tenant. In the event of any dispute as to whether the Landlord Work is Substantially Complete, the decision, of Landlord’s architect shall be final and binding on the parties. Notwithstanding anything contained to the contrary in this Lease, if Landlord has not delivered the Premises on or before the date that is ninety (90) days after the Projected Commencement Date, Tenant may terminate this Lease and Landlord shall return to Tenant all sums delivered to Landlord by Tenant in connection with this Lease and this Lease shall be of no further force and effect. Such termination by Tenant shall require formal written notice to Landlord (“Tenant’s Intention to Terminate Notice”) no later than five (5) days following the ninetieth (90th) day following the Projected Commencement Date that Tenant intends to terminate the Lease unless the Premises is not Substantially Complete and possession thereof delivered to Tenant with ten (10) days following Tenant’s Intention to Terminate Notice). In the event the Premises is indeed Substantially Completed and possession thereof delivered to Tenant within said ten (10) day period, then Tenant’s termination of the Lease shall be null and void and the Lease shall continue to be in full force and effect.

2.4 CONDITION OF PREMISES

Tenant shall notify Landlord in writing within thirty (30) days after the Commencement Date of any defects in the Premises claimed by Tenant or in the materials or workmanship furnished by Landlord in completing the Landlord Work and any defects in the Building systems. Except for defects stated in such notice, Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises. Landlord shall proceed diligently to correct the defects stated in such notice unless Landlord disputes the existence of any such defects. In the event of any dispute as to the existence of any such defects, the decision of Landlord’s architect shall be final and binding on the parties. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Real Property and no representation regarding the condition of the Premises or the Real Property has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Workletter.

2.5 PARKING

During the Term, Tenant may use the number of spaces specified in Section 1.1 for parking at the standard prevailing monthly rates being charged from time to time by Landlord or its parking operator without regard to discounts provided to any other occupants of the Building or other buildings in the campus. In the event Tenant fails at any time to pay the full amount of such parking charges, Tenant’s parking rights shall be reduced to the extent of Tenant’s failure to pay for any such parking. The locations and type of parking shall be designated by Landlord or Landlord’s parking operator from time to time. Tenant acknowledges and agrees that the parking spaces serving the Project may include valet parking, tandem parking and a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. All vehicles utilizing Tenant’s parking privileges shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be required and provided by Landlord or its parking operator from time to time. Tenant shall comply with any and all parking rules and regulations from time to time established by Landlord or Landlord’s parking operator, including a requirement that Tenant pay to Landlord or Landlord’s parking operator a charge for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to use of Tenant’s parking privileges. Tenant shall not allow any vehicles using Tenant’s parking privileges to be parked, loaded or unloaded except in accordance with this Section, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and the cost thereof shall be paid to Landlord within ten (10) days after notice from Landlord to Tenant.

2.6 RIGHT OF FIRST OFFER

(a) Subject to the rights of any existing tenants pursuant to written leases, during the Initial Term (but not during any extension thereof) Landlord shall provide Tenant with a notice in the event that at any time after the Effective Date hereof, Available Premises (as hereinafter defined) becomes available (the “Right of First Offer”). Landlord’s notice shall identify the space and specify the basic terms and conditions on which Landlord proposes to lease the Available Space (the “ROFO Notice”).

(b) As used in this Section 2.6, the term “Available Premises” shall mean any suite(s) located on that portion of the Building’s second floor specifically delineated in Exhibit D which become available for leasing to third parties. Space shall not be deemed to be Available Premises if an existing tenant renews or extends its term pursuant to the terms of a written lease.

(c) Tenant shall have ten (10) business days after the receipt of the ROFO Notice (the “ROFO Deadline”) to either accept or reject the Available Premises on the terms and conditions set forth in the ROFO Notice by providing written notice thereof to Landlord. If Tenant accepts the ROFO Notice, Landlord and Tenant shall enter into an amendment to this Lease adding the Available Premises on the terms and condition set forth in the ROFO Notice accepted by Tenant. If Tenant does not accept the ROFO Notice, Landlord shall have the right to lease the Available Premises or any part thereof to any third party on terms in which the net effective rent over the lease term are not less than ninety-three percent (93%) of the net effective rent proposed in Landlord’s ROFO Notice. If Landlord does not so lease the Available Premises or any part thereof to such a third party (or parties) within one hundred-eighty (180) days following the ROFO Deadline, Landlord shall not be able to lease the Available Space to any third party without first offering it to Tenant pursuant to the process outlined herein.

(d) Notwithstanding anything to the contrary contained in this Section, all rights of Tenant pursuant to this Section shall automatically terminate without notice and shall be of no further force and effect with respect to the then Available Premises, whether or not Tenant has timely exercised the option granted herein, if on the date Tenant exercises the Right of First Offer or on the date immediately preceding the commencement date of the term for such space (i) a Default has occurred and is continuing or a condition, event or act has occurred which with the passage of time or the giving of notice, or both, would constitute a Default under the Lease, or (ii) the named Tenant hereunder or pursuant to a Permitted Transfer, a Tenant Affiliate, does not occupy at least fifty percent (50%) of the Premises.

2.7 TENANT EXPANSION

Tenant has indicated to Landlord that it expects to have material additional space needs during the Initial Term of the Lease, and agrees to provide Landlord a preferential good faith opportunity to meet such increased space needs. As consideration therefore, in the event that, during the Initial Term of the Lease, Tenant and Landlord or one of Landlord’s Affiliates, in their respective sole and absolute discretions, elect to enter into a lease for space in the Building or for space in another building in Emeryville owned by Landlord or one of Landlord’s Affiliates where that lease covers space that is at least fifty percent (50%) larger in terms of rentable square feet than Tenant’s Premises in the Building at the time (a “New Lease”), Landlord agrees, if Tenant so requests, to terminate this Lease at no cost to Tenant upon the commencement of the term of the New Lease.

2.8 RENEWAL OPTION

(a) Tenant shall have the option to renew this Lease (“Renewal Option”) with respect to the entirety of the Premises for one (1) additional term of three (3) years (“Renewal Term”), commencing upon expiration of the initial Term. The Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than twelve (12) months nor later than nine (9) months prior to expiration of the initial Term. If Tenant properly exercises the Renewal Option, references in the Lease to the Term shall be deemed to include the Renewal

Term. The Renewal Option shall be null and void and Tenant shall have no right to renew this Lease if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the Renewal Term a Default beyond the applicable cure period shall have occurred and be continuing hereunder.

(b) If Tenant properly exercises the Renewal Option, then during the Renewal Term all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial Term shall apply during the Renewal Term, including without limitation the obligation to pay Rent Adjustments, except that (i) Tenant shall accept the Premises in their then “as-is” state and condition and Landlord shall have no obligation to repaint, remodel, repair or make or pay for any improvements to the Premises, (ii) during the Renewal Term the Monthly Base Rent payable by Tenant shall be Fair Market Rent during the Renewal Term, determined as hereinafter set forth, but in no event shall the Monthly Base Rent during the Renewal Term be less than that paid by Tenant during the final twelve (12) months of the Initial Term, and (iii) there shall be no further option to renew or extend the Term of this Lease.

(c) For purposes of this Section, the term “Fair Market Rent” shall mean the base rental rate, on a “triple-net” basis, periodic rental rate adjustment and other charges and increases, if any, for lab space comparable in size, location and quality of the Premises under primary lease (and not sublease) to new or renewing tenants, for a comparable term and taking into consideration such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable buildings in Emeryville, and Berkeley, California.

(d) If Tenant properly exercises the Renewal Option, Landlord, by notice to Tenant not more than one-hundred-eighty (180) days after Tenant’s exercise of the Renewal Option, shall indicate Landlord’s determination of the Fair Market Rent. Tenant, within fifteen (15) days after the date on which Landlord provides such notice of the Fair Market Rent shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s determination of the Fair Market Rent, or (ii) if Tenant disagrees with Landlords’ determination, provide Landlord with written notice of Tenant’s election to submit the Fair Market Rent to binding arbitration (the “Arbitration Notice”), If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within such fifteen (15) day period, Landlord shall send Tenant a second written notice specifying the Fair Market Rent (“Second FMV Notice”) and such Second FMV Notice shall include the following: “FAILURE TO ACCEPT SAID FAIR MARKET RENT AMOUNT IN WRITING OR DISPUTE SUCH AMOUNT BY SUBMITTING TO ARBITRATION IN ACCORDANCE WITH SECTION 2.8(d) OF THE LEASE WITHIN TEN (10) DAYS SHALL BE DEEMED TENANTS AGREEMENT TO PAY SUCH AMOUNT DURING THE RENEWAL TERM.” If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within ten (10) days after receiving the Second FMV Notice, Tenant shall have been deemed to have given the Binding Notice and the proposed Fair Market Rent shall be binding on Tenant during the Renewal Term. If Tenant provides or is deemed to have provided Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.

(e) If the parties are unable to agree upon the Fair Market Rent for the Premises within ten (10) days after Landlord’s receipt of the Arbitration Notice, Fair Market Rent as of commencement of the Renewal Term shall be determined as follows:

(1) Within twenty (20) days after the date Tenant delivers the Arbitration Notice, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Rent for the Premises for a term equal to the Renewal Term from a broker or appraiser (“Tenant’s broker”) licensed in the State of California and engaged in the office markets in Emeryville, California, for at least the immediately preceding five (5) years. If Landlord accepts such determination, Landlord shall provide written notice thereof within ten (10) days after Landlord’s receipt of such determination and the Monthly Base Rent for the Renewal Term shall be adjusted to an amount equal to the Fair Market Rent determined by Tenant’s broker. Landlord shall be deemed to have rejected Tenant’s determination if Landlord fails to respond within the ten (10) day period.

(2) If Landlord provides notice that it rejects, or is deemed to have rejected, such determination, within twenty (20) days after receipt of the determination of Tenant’s broker, Landlord shall designate a broker or appraiser (“Landlord’s broker”) licensed in the State of California and possessing the qualifications set forth in (1) above. Landlord’s broker and Tenant’s broker shall name a third broker, similarly qualified and who is not then or has not previously acted for either party, within five (5) days after the appointment of Landlord’s broker (“Neutral Broker”).

(3) The Neutral Broker shall determine the Fair Market Rent for the Premises as of the commencement of the Renewal Term within fifteen (15) days after the appointment of such Neutral Broker by choosing the determination of the Landlord’s broker or the Tenant’s broker which is closest to its own determination of Fair Market Rent. The decision of the Neutral Broker shall be binding on Landlord and Tenant.

(f) Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination. The costs and fees of the Neutral Broker shall be paid one-half by Landlord and one-half by Tenant.

(g) If the amount of the Fair Market Rent has not been determined pursuant to this Section 2.6 as of the commencement of the Renewal Term, then Tenant shall continue to pay the Monthly Base Rent in effect during the last month of the initial Term until the amount of the Fair Market Rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord upon demand.

(h) If Tenant is entitled to and properly exercises its Renewal Option, upon determination of Fair Market Rent pursuant to this Section 2.6, Landlord shah prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after determination of Fair Market Rent and, provided the same is accurate, Tenant shall execute and return the Renewal Amendment to Landlord within ten (10) days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

ARTICLE 3

RENT

Tenant agrees to pay to Landlord at the first office specified in Section 1.1, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article Four, during the Term. Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord concurrently with execution of this Lease. Monthly Base Rent shall be prorated for partial months within the Term. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE 4

RENT ADJUSTMENTS AND PAYMENTS

4.1 RENT ADJUSTMENTS

Commencing upon the Commencement Date and throughout the Lease Term, Tenant shall pay to Landlord Rent Adjustments as follows:

(1) The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable Lease Year, monthly during the Term with the payment of Monthly Base Rent; and

(2) The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable Lease Year, monthly during the Term with the payment of Monthly Base Rent; and

(3) Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.2. Rent Adjustments due from Tenant to Landlord for any Lease Year shall be Tenant’s Share of Operating Expenses for such year and Tenant’s Share of Taxes for such year.

4.2 STATEMENT OF LANDLORD

As soon as feasible after the expiration of each calendar year, Landlord will furnish Tenant a statement (“Landlord’s Statement”) showing the following:

(1) Operating Expenses and Taxes for the calendar year;

(2) The amount of Rent Adjustments due Landlord for the last calendar year, less credit for Rent Adjustment Deposits paid, if any; and

(3) Any change in the Rent Adjustment Deposit due monthly in the current calendar year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within ten (10) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement, Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant if the Term has already expired provided Tenant is not in default hereunder. No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or refund to Tenant by reason of this Section 4.2. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be against Rent Adjustments due for the applicable Lease Year. During the last complete Lease Year or during any partial Lease Year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of the Lease. Notwithstanding the foregoing, in no event shall the sum of Monthly Base Rent and the Rent Adjustments be less than the Monthly Base Rent payable.

4.3 BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. The Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting and who shall not be paid on a contingency basis) shall have the right, for a period of sixty (60) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine the Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) business days in advance. If Tenant does not object in wilting to Landlord’s Statement within ninety (90) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. If Tenant does dispute any Landlord’s Statement, Tenant shall deliver a copy of any such audit to Landlord at the time of notification of the dispute. If Tenant does not provide such notice of dispute and a copy of such audit to Landlord within such ninety day (90) day period, it shall be deemed to have waived such right to dispute Landlord’s Statement. Any amount due to the Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due. Upon resolution of any dispute with respect to Operating Expenses and Taxes, Tenant shall either pay Landlord any shortfall or Landlord shall credit Tenant with respect to any overages paid by Tenant. The records obtained by Tenant shall be treated as confidential and neither Tenant nor any of its representatives or agents shall disclose or discuss the information set forth in the audit to or with any other person or entity (“Confidentiality Requirement”). Tenant shall indemnify and hold Landlord harmless for any losses or damages arising out of the breach of the Confidentiality Requirement. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

4.4 TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than federal or state inheritance, general income, gift or estate taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; (d) resulting from Landlord Work, Tenant Work or Tenant Alterations to the Premises, whether title thereto is in Landlord or Tenant; or (e) upon this transaction; provided that Tenant shall not have any obligation to pay such taxes to the extent such taxes are already included in the calculation of Operating Expenses for the Project, Taxes paid by Tenant pursuant to this Section 4.5 shall not be included in any computation of Taxes payable pursuant to Sections 4.1 and 4.2.

ARTICLE 5

SECURITY DEPOSIT

Tenant concurrently with the execution of this Lease shall pay to Landlord in immediately available funds the Security Deposit. The Security Deposit may be applied by Landlord to cure, in whole or part, any default of Tenant under this Lease, and upon notice by Landlord of such application, Tenant shall replenish the Security Deposit in full by paying to Landlord within ten (10) days of demand the amount so applied. Landlord’s application of the Security Deposit shall not constitute a waiver of Tenant’s default to the extent that the Security Deposit does not fully compensate Landlord for all losses, damages, costs and expenses incurred by Landlord in connection with such default and shall not prejudice any other rights or remedies available to Landlord under this Lease or by Law. Landlord shall not pay any interest on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its general accounts. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant under this Lease, nor shall it be a bar or defense of any action that Landlord may at any time commence against Tenant. In the absence of evidence satisfactory to Landlord of an assignment of the fight to receive the Security Deposit or the remaining balance thereof at the expiration or earlier termination of this Lease, Landlord may return the Security Deposit to the original Tenant, regardless of one or more assignments of tins Lease. Upon the transfer of Landlord’s interest under this Lease, Landlord’s obligation to Tenant with respect to the Security Deposit shall terminate upon the date that Landlord transfers to the successor

Landlord under this Lease the Security Deposit, or any balance thereof and provides Tenant with evidence reasonably satisfactory to Tenant that such transfer occurred. If Tenant shall fully and faithfully comply with all the terms, provisions, covenants, and conditions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty (30) days after Landlord recovers possession of the Premises or such longer time as may be permissible under Law. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code or other Law regarding security deposits.

Tenant shall have the right to submit either cash or a Letter of Credit, as such term is hereafter defined, for the Security Deposit. In the event Tenant notifies Landlord of Tenant’s intent to so utilize a Letter of Credit, Landlord will reasonably cooperate with Tenant to do so. For purposes of this section, “Letter of Credit” shall mean an unconditional, irrevocable sight draft letter of credit, draw-able in the San Francisco Bay Area, issued by a national bank reasonably satisfactory to Landlord, naming Landlord as the beneficiary and otherwise in form and substance reasonably satisfactory to Landlord. The Letter of Credit shall be for at least a one (1) year term and shall provide: (i) that Landlord may make partial and multiple draws thereunder; (ii) that if Tenant fails to pay any Rent due under the Lease after applicable notice and cure periods, if any, with inspect to any provision of the Lease, Landlord may at its sole option draw upon the Letter of Credit in an amount sufficient to cure such failure by Tenant, and the bank will honor a sight draft of Landlord accompanied by only a statement of Landlord that it has the right to draw upon the Letter of Credit pursuant to the terms of the Lease or that Tenant has filed a petition of bankruptcy, (iii) that notwithstanding such statement, the bank shall honor such draw without inquiry and the bank shall not have the authority, ability, right or discretion to inquire as to the basis for such statement, (iv) that in the event of Landlord’s assignment or other transfer of its interest in the Lease, the Letter of Credit shall be freely transferable by Landlord, one or more times, without charge and without recourse to the Landlord or the assignee or transferee of such interest; (v) that the Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (2007 revisions), International Chamber of Commerce Publication No. 600; (vi) that the Letter of Credit will be automatically renewed upon the expiration of its initial term for additional one (1) year periods, not to extend beyond sixty (60) days after the Expiration Date of the Lease; and (vii) if the bank does not confirm the extension of the Letter of Credit at least thirty (30) days prior to the relevant expiration date or if the Tenant does not substitute a replacement Letter of Credit by such date, or if a monetary Default occurs under the Lease, Landlord shall be entitled to draw on the Letter of Credit and to hold and apply such funds as an additional Security Deposit in accordance with the terms of this Lease.

ARTICLE 6

SERVICES

(a) So long as the Lease is in full force and effect, Landlord shall furnish the following services the cost of which services shall be included in Operating Expenses or paid directly by Tenant to Landlord or, if so designated by Landlord, directly to the utility or service provider:

(1) heat, ventilation and air-conditioning (“HVAC”) in the Premises as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business office and lab operations, subject to compliance with all applicable voluntary and mandatory regulations and Laws;

(2) tempered and cold water for use in the labs and in lavatories in common with other tenants from the regular supply of the Building;

(3) customary cleaning and janitorial services in the Premises five (5) days per week, excluding National Holidays;

(4) washing of the outside windows in the Premises weather permitting at intervals determined by Landlord; and

(5) automatic passenger and swing/freight elevator service in common with other tenants of the Building. Freight elevator service will be subject to reasonable scheduling by Landlord and payment of Landlord’s standard charges.

(b) If Tenant uses heat generating machines or equipment in the Premises to an extent which adversely affects the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load adversely affects the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

6.2 ELECTRICAL SERVICES

(a) So long as the Lease is in full force and effect, Landlord shall furnish to the Premises as an Operating Expense or a service which is paid directly by Tenant to the utility provider, electric current for general office use, including normal lighting, normal business office machines and customary janitorial service. Notwithstanding any provision of the Lease to the contrary, without, in each instance, the prior written approval of Landlord, in Landlord’s prudent business judgment, Tenant shall not; (i) make any alterations or additions to the electric equipment or systems; or (ii) install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises other than personal computers, laptop computers and ancillary equipment. Tenant’s use of electric current shall at no time exceed the capacity of the wiring, feeders and risers providing electric current to the Premises or the Building. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation to limit usage of electricity to no more than such capacity.

(b) So long as the Lease is in full force and effect, Landlord shall furnish to the Premises replacement lamps, bulbs, ballasts and starters used in any normal Building lighting installed in the Premises, except that if the replacement or repair of such items is a result of negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, such cost shall be paid by Tenant within ten (10) days after notice from Landlord and shall not be included as part of Operating Expenses.

6.3 ADDITIONAL AND AFTER HOUR SERVICES

(a) At Tenant’s written request, Landlord shall furnish additional quantities of any of the services or utilities specified in Section 6.1, if Landlord can reasonably do so, on the terms set forth herein. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates charged from time to time for such services and utilities.

6.4 TELEPHONE SERVICES

All telephone, and communication connections which Tenant may desire shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord, except that such approval is not required as to Tenant’s telephone equipment (including cabling) within the Premises and from the Premises in a route designated by Landlord to any telephone cabinet or panel provided (as existing or as installed as part of Landlord’s Work, if any) on Tenant’s floor for Tenant’s connection to the telephone cable serving the Building so long as Tenant’s equipment does not require connections different than or additional to those to the telephone cabinet or panel provided. Except to the extent of such cabling within the Premises or from the Premises to such telephone cabinet or panel, Landlord reserves the right to designate and reasonably control the entity or entities providing telephone or other communication cable installation, removal, repair and maintenance in the Building and to restrict and control access to telephone cabinets or panels, so long as such entity is competitively priced with other similar vendors. In the event Landlord designates a particular vendor or vendors to provide such cable installation, removal, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and communication wiring in the Premises, including any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there shall be included in Operating Expenses for the Building all installation, removal, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and communication wiring serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and communication wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or communication wiring serving the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). If required by Landlord, no later than the Termination Date Tenant shall remove all telephone cables and communication wiring installed by Tenant for and during Tenant’s occupancy. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building.

6.5 DELAYS IN FURNISHING SERVICES

Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Property shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom.

6.6 CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Building, the Premises and/or its occupants. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

6.7 SIGNAGE

Initial Building standard signage will be installed by Landlord in the directory in the main lobby of the Building, in the listing of tenants in the elevator lobby for the floor on which the Premises is located and at Tenant’s main entry door to the Premises at Landlord’s expense. Any change in such initial signage shall be only with Landlord’s prior written consent, shall conform to Building standard signage and shall be at Tenant’s sole cost and expense.

ARTICLE 7

POSSESSION, USE AND CONDITION OF PREMISES

7.1 POSSESSION AND USE OF PREMISES

(a) Tenant shall occupy and use the Premises only for the uses specified in Section 1.1 to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Article Eighteen; or (4) would create or continue a nuisance.

(b) Landlord shall provide Tenant with Access Card Keys and Tenant shall place a deposit (“Access Card Deposit”) for such cards with Landlord to cover lost cards or cards which are not returned to Landlord at the end of the Term. Within thirty (30) days after the expiration or earlier termination of this Lease, Tenant shall return all access cards to Landlord and Landlord shall return the Access Card Deposit to Tenant less any amounts due for unreturned access cards.

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Landlord shall be responsible for ADA Title III compliance in the Premises with respect to the Landlord Work and Tenant shall be responsible for ADA Title III Compliance in the Premises except for the Landlord Work; provided that Landlord represents and warrants that as of the Commencement Date, the Premises are ADA compliant such that, if they are not ADA complaint upon commencement of the Lease, Landlord shall make them compliant at Landlord’s sole cost and expanse, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Additions in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

(d) Hazardous Materials.

(1) Definitions. The following terms shall have the following meanings for purposes of this Lease:

(1) “Biohazardous Materials” means any and all substances and materials defined or referred to as a “medical waste,” “biological waste,” “biohazardous waste,” “biohazardous material” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) California Health & Safety Code Sections 25105 et seq., and any regulations promulgated thereunder, as amended from time to time.

(2) “Environmental Condition” means the Release of any Hazardous Materials in, over, on, under, through, from or about the Project (including, but not limited to, the Premises).

(3) “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, arising out of or in connection with any Environmental Condition, including, to the extent arising out of an Environmental Condition, without limitation: (A) damages for personal injury, or for injury to Project or natural resources occurring on or off the Project, including without limitation (1) any claims brought by or on behalf of any person, (2) any loss of, lost use of, damage to or diminution in value of any Project or natural resource, and (3) costs of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise reasonably necessary to protect the public health or safety, whether on or off the Project; (B) reasonable fees incurred for the services of attorneys, consultants, contractors, experts and laboratories in connection with the preparation of any feasibility studies, investigations or reports or the performance of any work described above: (C) any liability to any third person or governmental agency to indemnify such person or agency for costs expended or liabilities incurred in connection with any items described in clause (A) or (B) above; (D) any fair market or fair market rental value of the Project; and (E) the amount of any penalties, damages or costs a party is required to pay or incur in excess of that which the party otherwise would reasonably have expected to pay or incur absent the existence of the applicable Environmental Condition.

(4) “Handling,” when used with reference to any substance or material, includes (but is not limited to) any receipt, storage, use, generation, Release, transportation, treatment or disposal of such substance or material.

(5) “Hazardous Materials” means any and all chemical, explosive, biohazardous, radioactive or otherwise toxic or hazardous materials or hazardous wastes, including without limitation any asbestos-containing materials, PCB’s, CFCs, petroleum and derivatives thereof, Radioactive Materials, Biohazardous Materials, Hazardous Wastes, any other substances defined or listed as or meeting the characteristics of a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, restricted hazardous waste, toxic substance, toxic waste, biohazardous material, biohazardous waste, biological waste, medical waste, radiation, radioactive substance, radioactive waste, or other similar term, as applicable, under any law, statute, ordinance, code, rule, regulation, directive, order, condition or other written requirement enacted, promulgated or issued by any public officer or governmental or quasi-governmental authority, whether now in force or hereafter in force at any time or from time to time to protect the environment or human health, and/or any mixed materials, substances or wastes containing more than one of the foregoing categories of materials, substances or wastes.

(6) “Hazardous Materials Laws’’ means, collectively, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, (B) the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812, (C) the Resource Conservation and Recovery Act of 1976, 42 U.S.C, Sections 6901-6987 (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, “RCRA”), (D) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., (E) the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code Sections 25500 et seq., (F) the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq. (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, the “CHWCL”), (G) California Health & Safety Code Sections 25015-25027.8, (H) any amendments to or successor statutes to any of the foregoing, as adopted or enacted from time to time, (I) any regulations or amendments thereto promulgated pursuant to any of the foregoing from time to time, (J) any statutes, laws, ordinances, codes, regulations or other Legal Requirements relating to Biohazardous Materials, including (but not limited to) any regulations or requirements with respect to the shipping, use, decontamination and disposal thereof, and (K) any other Legal Requirement now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including (but not limited to) any requirements or conditions imposed pursuant to the terms of any orders, permits, licenses, registrations or operating plans issued or approved, by any governmental or quasi-governmental authority from time to time either on a Project-wide basis or in connection with any Handling of Hazardous Materials in, on or about the Premises or the Project.

(7) “Hazardous Wastes” means (A) any waste listed as or meeting the identified characteristics of a “hazardous waste” or terms of similar import under RCRA, (B) any waste meeting the identified characteristics of a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the CHWCL, and/or (C) any and all other substances and materials defined or referred to as a “hazardous waste” or other term of similar import under any Hazardous Materials Laws.

(8) “Radioactive Materials” means (A) any and all substances and materials the Handling of which requires an approval, consent, permit or license from the Nuclear Regulatory Commission, (B) any and all substances and materials the Handling of which requires a Radioactive Material License or other similar approval, consent, permit or license from the State of California, and (C) any and all other substances and materials defined or referred to as “radiation,” a “radioactive material” or “radioactive waste,” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) Title 26, California Code of Regulations Section 17-30100, and any statutes, regulations or other laws administered, enforced or promulgated by the Nuclear Regulatory Commission,

(9) “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, dumping or disposing into the air, land, Surface water, groundwater or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Materials).

(10) “Tenant’s Contamination” means any Hazardous Material Release on or about the Property by Tenant or /or any agents, employees, contractors, vendors, suppliers, licensees, subtenants, and invitees of Tenant (a “Tenant Party”).

(11) “Landlord’s Contamination” means any hazardous materials which exist in, on, under or in the vicinity of the Project as of the date of this Lease or which migrate onto or beneath the Project from offsite sources during the term of the Lease or after termination of the Lease. Tenant shall not be required to pay any costs with respect to the remediation or abatement of Landlord’s Contamination.

(2) Handling of Hazardous Materials. The parties acknowledge that Tenant wishes and intends to use all or a portion of the Premises as a radio/bio-pharmaceutical, research, development, preparation and dispensing facility and otherwise for the conduct by Tenant of its business in accordance with the Use, that such Use, as conducted or proposed to be conducted by Tenant, would customarily include the Handling of Hazardous Materials, and. that Tenant shall therefore be permitted to engage in the Handling in the Premises of necessary and reasonable quantities of Hazardous Materials customarily used in or incidental to the operation of a radio/bio pharmaceutical research, preparation and dispensing facility and the other business operations of Tenant in the manner conducted or proposed to be conducted by Tenant hereunder (“Permitted Hazardous Materials”); provided that the Handling of such Permitted Hazardous Materials by all Tenant Parties shall at all times comply with and be subject to all provisions of this Lease and all Legal Requirements, including all Hazardous Materials Laws. Without limiting the generality of the foregoing, Tenant shall comply at all times with all Hazardous Materials Laws applicable to any aspect of Tenant’s use of the Premises and the Project and of Tenant’s operations and activities in, on and about the Premises and the Project, and shall ensure at all times that Tenant’s Handling of Hazardous Materials on and about the Premises does not violate (x) the terms of any governmental licenses or permits applicable to the Building (including, but not limited to, the Building Discharge Permit as defined below) or Premises or to Tenant’s Handling of any Hazardous Materials therein, or (y) any applicable requirements or restrictions relating to the occupancy classification of the Building and the Premises.

(3) Disposition or Emission of Hazardous Materials. Tenant shall not Release or dispose of any Hazardous Wastes or Hazardous Materials except to the extent authorized by permit at the Premises or on the Project, but instead shall arrange for off-site disposal, under Tenant’s own name and EPA waste generator number (or other similar identifying information issued or prescribed by any other governmental authority with respect to Radioactive Materials, Biohazardous Materials or any other Hazardous Materials) and at Tenant’s sole expense, in compliance with all applicable Hazardous Materials Laws, with Landlord’s Rules and with all other applicable legal and regulatory requirements.

(4) Information Regarding Hazardous Materials. Tenant shall provide the following information and/or documentation to Landlord in writing prior to the Commencement Date, and thereafter shall update such information and/or documentation (x) annually, in January of each calendar year, (y) upon any material change in Tenant’s Hazardous Materials inventory or in Tenant’s business operations involving Hazardous Materials, and (z) at such other times as Landlord may reasonably request in writing from time to time, which updates shall reflect any material changes in such information and/or documentation:

(i) An inventory of all Hazardous Materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time, or at the time of preparation of such inventory proposes or expects to use, handle, generate, transport, store, treat or dispose of from time to time, at the Premises. Such inventory shall include, but shall separately identify, any Hazardous Wastes, Biohazardous Materials and Radioactive Materials covered by the foregoing description. If such inventory includes any Biohazardous Materials, Tenant shall also disclose in writing to Landlord the Biosafety Level designation associated with the use of such materials.

(ii) Copies of all then existing permits, licenses, registrations and other similar documents issued by any governmental or quasi-governmental authority that authorize any Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party.

(iii) All Material Safety Data Sheets (“MSDSs”), if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDSs.

(iv) All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Premises.

(v) A copy of any Hazardous Materials Business Plan required from time to time with respect to Tenant’s operations at the Premises pursuant to California Health & Safety Code Sections 25500 et seq., and any regulations promulgated thereunder, as amended from time to time, or in connection with Tenant’s application for a business license from the City of Emeryville. If applicable law does not require Tenant to prepare a Hazardous Materials Business Plan, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Hazardous Materials Business Plan, including (but not limited to) information regarding Tenant’s Hazardous Materials inventories. The parties acknowledge that a Hazardous Materials Business Plan would ordinarily include an emergency response plan, and that regardless of whether applicable law requires Tenant or other tenants in the Building to prepare Hazardous Materials Business Plans, Landlord in its discretion may elect to prepare a coordinated emergency response plan for the entire Building and/or for multiple Buildings on the Project.

(vi) Any Contingency Plans and Emergency Procedures required of Tenant from time to time, in connection with its operations at the Premises, pursuant to applicable law, Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any Training Programs and Records required under Title 26, California Code of Regulations Section 22-66493, and any amendments thereto from time to time. Landlord in its discretion may elect to prepare a Contingency Plan and Emergency Procedures for the entire Building and/or for multiple Buildings on the Project, in which event, if applicable law does not require Tenant to prepare a Contingency Plan and Emergency Procedures for its operations at the Premises, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Contingency Plan and Emergency Procedures.

(vii) Copies of any biennial or other periodic reports furnished or required to be furnished to the California Department of Health Services from time to time, under applicable law, pursuant to Title 26, California Code of Regulations Section 22-66493 and any amendments thereto, relating to any Hazardous Materials.

(viii) Copies of any industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations at the Premises (the parties presently anticipate, however, that because of the existence of the Building Discharge Permit in Landlord’s name as described above, Tenant will not be required to maintain a separate, individual discharge permit).

(ix) Copies of any other lists, reports, studies, or inventories of Hazardous Materials or of any subcategories of materials included in Hazardous Materials that Tenant is otherwise required to prepare and file from time to time with any governmental or quasi-governmental authority in connection with Tenant’s operations at the Premises, including (but not limited to) reports filed by Tenant with the federal Food & Drug Administration or any other regulatory authorities primarily in connection with the presence (or lack thereof) of any “select agents” or other Biohazardous Materials on the Premises, together with proof of filing thereof.

(x) Any other information reasonably requested by Landlord in writing from time to time in connection with (A) Landlord’s monitoring (in Landlord’s reasonable discretion) and enforcement of Tenant’s obligations under this Section and of compliance with applicable Legal Requirements in connection with any Handling or Release of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, (B) any inspections or enforcement actions by any governmental authority pursuant to any Hazardous Materials Laws or any other Legal Requirements relating to the presence or Handling of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, and/or (C) Landlord’s preparation (in Landlord’s discretion) and enforcement of any reasonable rules and procedures relating to the presence or Handling by Tenant or any Tenant Party of Hazardous Materials in the Premises or Building or on or about the Project, including (but not limited to) any contingency plans or emergency response plans as described above. Except as otherwise required by Law, Landlord shall keep confidential any information supplied to Landlord by Tenant pursuant to the foregoing, provided, however, that the foregoing shall not apply to any information filed with any governmental authority or available to the public at large. Landlord may provide such information to its lenders, consultants or investors provided such entities agree to keep such information confidential.

(5) Indemnification; Notice of Release. Tenant shall be responsible for and shall indemnify, defend and hold Landlord harmless from and against all Environmental Damages to the extent arising out of or in connection with, or otherwise relating to, (i) any Handling of Hazardous Materials by any Tenant Party in, on or about the Premises or the Project in violation of this Section, (ii) any breach of Tenant’s obligations under this Section or of any Hazardous Materials Laws by any Tenant Party, or (iii) the existence of any Tenant Contamination in, on or about the Premises or the Project to the extent caused by any Tenant Party, including without limitation any removal, cleanup or restoration work and materials necessary to return the Project or any improvements of whatever nature located on the Project to the condition existing prior to the Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party. In the event of any Tenant Contamination in, on or about the Premises or any other portion of the Project or any adjacent lands, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws and Legal Requirements, shall give Landlord oral notice of any such non-standard or non-customary Release promptly after Tenant becomes aware of such Release, followed by written notice to Landlord within five (5) days after Tenant becomes aware of such Release, and shall furnish Landlord with concurrent copies of any and all notices, reports and other written materials filed by any Tenant Party with any governmental authority in connection with such Release. Landlord shall be responsible for and shall indemnify and hold Tenant harmless from and against all costs of any Environmental Damages which arise during or after the Term of this Lease, as a result of the presence of, any Release of or the Handling of any Hazardous Material in, on, about or under the Premises, Building or Property, except to the extent provided for in this Section 7(e); provided that Tenant shall have the burden of reasonably demonstrating that such Hazardous Materials were not of the type used by Tenant in the Premises. Tenant shall be conclusively presumed to have met its burden to the extent that any hazardous materials are identified as being present in any environmental report or other data on the date of commencement of this Lease and are not used by Tenant. Tenant shall have no obligation to remedy any Hazardous Materials contamination which was not caused or released by a Tenant Party.

(6) Governmental Notices. Tenant shall promptly provide Landlord with copies of all notices received by Tenant relating to any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in, on or about the Premises or any other portion of the Project, including, without limitation, any notice of violation, notice of responsibility or demand for action from any federal, state or local governmental authority or official in connection with any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in or about the Premises or any other portion of the Project.

(7) Inspection by Landlord. In addition to, and not in limitation of, Landlord’s rights under this Lease, upon reasonable prior request by Landlord, Tenant shall grant Landlord and its consultants, as well as any governmental authorities having jurisdiction over the Premises or over any aspect of Tenant’s use thereof, reasonable access to the Premises at reasonable times to inspect Tenant’s Handling of Hazardous Materials in, on and about the Premises, and Landlord shall not thereby incur any liability to Tenant or be deemed guilty of any disturbance of Tenant’s use or possession of the Premises by reason of such entry; provided, however that Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises caused by such entry. Landlord shall comply with any security precaution reasonably imposed by Tenant during any entry onto the Premises and shall minimizes to the extent reasonably possible any interference with Tenant’s use of the Premises caused by such entry. Notwithstanding Landlord’s rights of inspection and review of documents, materials and physical conditions under this Section with respect to Tenant’s Handling of Hazardous Materials, Landlord shall have no duty or obligation to perform any such inspection or review or to monitor in any way any documents, materials, physical conditions or compliance with Legal Requirements in connection with Tenant’s Handling of Hazardous Materials, and no third Party shall be entitled to rely on Landlord to conduct any such inspection, review or monitoring by reason of the provisions of this Section.

(8) Monitoring by Landlord. Landlord reserves the absolute right to monitor, in Landlord’s reasonable discretion and at Landlord’s cost (the reasonable cost of which shall be recoverable as an Operating Expense hereunder (except in the case of a breach of any of Tenant’s obligations under this Section, in which event such monitoring costs may be charged back entirely to Tenant and shall be reimbursed by Tenant to Landlord within ten (10) days after written demand by Landlord from time to time, accompanied by supporting documentation reasonably evidencing the costs for which such reimbursement is claimed), at such times and from time to time as Landlord in its reasonable discretion may determine, through consultants engaged by Landlord or otherwise as Landlord in its reasonable discretion may determine, (x) all aqueous and atmospheric discharges and emissions from the Premises during the Term by a Tenant Party, (y) Tenant’s compliance and the collective compliance of all tenants in the Building with requirements and restrictions relating to the occupancy classification of the Building (including, but not limited to, Hazardous Materials inventory levels of Tenant and all other tenants in the Building), and (z) Tenant’s compliance with all other requirements of this Section.

(9) Discovery of Discharge. If Landlord, Tenant or any governmental or quasi-governmental authority discovers any Release from the Premises during the Term by a Tenant Party in violation of this Section that, in Landlord’s reasonable determination, jeopardizes the ability of the Building or the Project to meet applicable Legal Requirements or otherwise adversely affects the Building’s or the Project’s compliance with applicable discharge or emission standards, or if Landlord discovers any other breach of Tenant’s obligations under this Section, then upon receipt of written notice from Landlord or at such earlier time as Tenant obtains actual knowledge of the applicable discharge, emission or breach, Tenant at its sole expense shall within a reasonable time (x) in the case of a Release in violation of this Lease, cease the applicable discharge or emission and remediate any continuing effects of the discharge or emission until such time, if any, as Tenant demonstrates to Landlord’s reasonable satisfaction that the applicable discharge or emission is in compliance with all applicable Legal Requirements and any other applicable regulatory commitments and obligations to the satisfaction of the appropriate governmental agency with jurisdiction over the release, and (y) in the case of any other breach of Tenant’s obligations under this Section, take such corrective measures as Landlord may reasonably request in writing in order to cure or eliminate the breach, as promptly as practicable and to remediate any continuing effects of the breach.

(10) Post-Occupancy Study. If Tenant or any Tenant Party Handles any Hazardous Materials in, on or about the Premises or the Project during the Term of this Lease, then no later than thirty (30) days prior to the termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating, the presence or absence of any Tenant Contamination in, on and about the Premises and the Property. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises and surrounding portions of the Project (if appropriate) which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with the applicable provisions of this Lease. To the extent any such remedial actions are the responsibility of Tenant, Tenant at its sole expense shall promptly commence and diligently pursue to completion the required remedial actions.

(11) Emergency Response Plans. If Landlord in its reasonable discretion adopts any emergency response plan and/or any Contingency Plan and Emergency Procedures for the Building or for multiple Buildings on the Project as contemplated above, Landlord shall provide copies of any such plans and procedures to Tenant and, so long as such plans and procedures are reasonable and do not unreasonably interfere with Tenant’s Use at or access to the Premises or materially increase the cost incurred by Tenant with respect to the Premises, Tenant shall comply with all of the requirements of such plans and procedures to the extent applicable to Tenant and/or the Premises. If Landlord elects to adopt or materially modify any such plans or procedures that apply to the Building during the Term of this Lease, Landlord shall consult with Tenant in the course of preparing such plans, procedures or modifications in order to try to ensure that they will accurately reflect and be consistent with Tenant’s operations in the Premises, but Landlord alone shall determine, in its good faith reasonable discretion, the appropriate scope of such consultation and nothing in this paragraph shall be construed to give Tenant any right of approval or disapproval over Landlord’s adoption or modification of any such plans or procedures so long as such, plans and procedures are reasonable and do not unreasonably interfere with Tenant’s Use at or access to the Premises or materially increase the cost incurred by Tenant with respect to the Premises.

(12) Radioactive Materials. Without limiting any other applicable provisions of this Section, if Tenant Handles or proposes to Handle any Radioactive Materials in or about the Premises, Tenant shall provide Landlord with copies of Tenant’s licenses or permits for such Radioactive Materials and with copies of all radiation protection programs and procedures required under applicable Legal Requirements or otherwise adopted by Tenant from time to time in connection with Tenant’s Handling of such Radioactive Materials. In addition, Tenant shall comply with any and all rules and procedures issued by Landlord in its good faith discretion from time to time with respect to the Handling of Radioactive Materials on the Project (such as, by way of example but not limitation, rules implementing a label defacement program for decayed waste destined for common trash and/or roles relating to transportation and storage of Radioactive Materials on the Project), provided that such roles and procedures shall be reasonable and not in conflict with any applicable Legal Requirements.

(13) Deemed Holdover Occupancy. Notwithstanding any other provisions of this Lease, Tenant expressly agrees as follows:

(i) If Tenant Handles any Radioactive Materials in or about the Premises during the term of this Lease, then for so long as any license or permit relating to such Radioactive Materials remains open following any otherwise applicable termination or expiration of the Term of this Lease and another entity handling Radioactive Materials which is a prospective tenant of Landlord is legally prohibited from occupying a portion of the Premises for a use similar to the Use, then and in such event, Tenant shall be deemed to be occupying that portion of the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term of this Lease) and shall be required to continue to pay Rent and other charges in accordance with the holdover provisions of this Lease solely for that portion of the premises which is covered by the radioactive materials license, until such time as all such Radioactive Materials licenses and permits have been fully closed out in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Legal Requirements.

(ii) If Tenant Handles any Hazardous Materials in or about the Premises during the term of this Lease and, at the otherwise applicable termination or expiration of the Term of this Lease, Tenant has failed to remove from the Premises and the Building all known Hazardous Materials Handled by a Tenant Party or has failed to complete any remediation or removal of Tenant’s Contamination and/or to have fully remediated, in compliance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Legal Requirements, the Tenant’s Handling and/or Release (if applicable) of any such Hazardous Materials during the Term of this Lease, then for so long as such circumstances continue to exist, Tenant shall be deemed to be occupying the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term of this Lease) and shall be required to continue pay Rent and other charges in accordance with the holdover provisions of this Lease until such time as all such circumstances have been fully resolved in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Legal Requirements.

(14) Survival of Obligations. Each party’s obligations under this Section shall survive the expiration or other termination of this Lease and shall survive any conveyance by Landlord of its interest in the Premises. The provisions of this Section and any exercise by either party of any of the rights and remedies contained herein shall be without prejudice to any other rights and remedies that such party may have under this Lease or under applicable law with respect to any Environmental Conditions and/or any Hazardous Materials with respect to any breach of the other party’s obligations under this Section. Either party’s exercise or failure to exercise, at any time or from time to time, any or all of the rights granted in this Section shall not in any way impose any liability on such party or shift from the other party to such party any responsibility or obligation imposed upon the other party under this Lease or under applicable law with respect to Hazardous Materials, Environmental Conditions and/or compliance with Legal Requirements.

(15) Laboratory Rules and Regulations. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the laboratory rules and regulations (“Laboratory Rules and Regulations”) attached to this Lease as Exhibit C-l and with all reasonable modifications and additions thereto which Landlord may make from time to time.

7.2	LANDLORD ACCESS TO PREMISES; APPROVALS

(a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises (i) without notice, in the event of an emergency, or (ii) upon not less than forty eight (48) hours’ prior written notice and during normal business hours (except in the event of an emergency), to (A) perform, janitorial and other services required under this Lease, (B) conduct safety and other testing in the Premises and (C) make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers) and, in all cases, subject to the terms and conditions set forth in this Lease. Notwithstanding the foregoing, Janitorial and cleaning services shall be performed after normal business hours. Any entry or work by Landlord shall be during normal business hours unless otherwise agreed by Tenant and Landlord shall use commercially reasonable efforts to ensure that any Landlord’s entry or work shall not materially interfere with Tenant’s occupancy of the Premises.

(b) Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.2(b) are tor Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exorcise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

(c) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of the Tenant, or otherwise.

(d) The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for Its Intended use.

7.3 QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in the Lease and to the rights of any Mortgagee or ground lessor.

ARTICLE 8

MAINTENANCE

8.1 LANDLORD’S MAINTENANCE

Subject to the provisions of Articles 4 and 14, Landlord shall maintain and make necessary repairs to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building and those corridors, washrooms and lobbies which are Common Areas of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.4. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley, unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.

8.2 TENANT’S MAINTENANCE

Tenant shall periodically inspect the Premises to identify any conditions that arc dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Tenant hereby waives all right to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises and its other similar rights as provided in California Civil Code Sections 1932(1), 1941 and 1942 or any other Legal Requirement (whether now or hereafter in effect). In addition to the foregoing, Tenant shall be responsible for repairing all special tenant fixtures and improvements, including garbage disposals, showers, plumbing, and appliances.

ARTICLE 9

ALTERATIONS AND IMPROVEMENTS

9.1 TENANT ALTERATIONS

(a) Except for completion of Landlord Work undertaken by Landlord pursuant to the Workletter, the following provisions shall apply to the completion of any Tenant Alterations:

(1) Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article 9, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building). The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may farther condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built digitized (if available) set of plans and specifications for the Tenant Alterations.

(2) Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3) Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.1(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) All Landlord Work and Tenant Additions whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article 12, Tenant may remove them or is required to remove them at Landlord’s request.

9.2 LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant; provided that Tenant shall have no obligation for liens or encumbrances caused by Landlord even if such liens or encumbrances arise out of work done on behalf of or for the benefit of Tenant. If any such lien or claim for lien is filed, Tenant shall within fifteen (15) days of receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article 11, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

ARTICLE 10

ASSIGNMENT AND SUBLETTING

10.1 ASSIGNMENT AND SUBLETTING

(a) Without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant; provided, however, if Landlord chooses not to recapture the space proposed to be subleased or assigned as provided in Section 10.2, Landlord shall not unreasonably withhold its consent to a subletting or assignment under this Section 10.1. Tenant agrees that the provisions governing sublease and assignment set forth in this Article 10 shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least fifteen (15) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.2 within ten (10) days after receipt of Tenant’s Notice (and all required information). Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors that Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(1) the business reputation or creditworthiness of any proposed subtenant or assignee is not acceptable to Landlord; or

(2) in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Building or Landlord; or

(3) any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.1 of the Lease or would violate the provisions of any other leases of tenants in the Project; or

(4) the proposed sublessee or assignee is a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request; or

(5) the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Building.

(c) Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d) So long as Tenant is not entering into a transaction described herein for the purpose of avoiding or otherwise circumventing the remaining terms of this Article, Tenant may, subject to Section 10.5, assign its entire interest under this Lease or Sublease all or a portion of the Premises, without the consent of Landlord, to (i) an Affiliate, or (ii) a successor to Tenant by purchase or other acquisition of Tenant’s capital stock or substantially all of Tenant’s assets, merger, consolidation or reorganization, provided that all of the following conditions are satisfied: (1) Tenant is not then in Default under this Lease; (2) Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of the proposed transfer together with the information required hereunder and such entity shall expressly assume Tenant’s obligations hereunder; (3) with respect to an assignment to an Affiliate, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date immediately prior to such transfer; and (4) with respect to a purchase, merger, consolidation or reorganization which results in Tenant ceasing to exist as a separate legal entity, Tenant’s successor shall have a net worth equal to Tenant’s net worth at the date immediately prior to such transfer.

10.2 RECAPTURE

Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”) the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall have the right to revoke the request to so sublet or assign, in which case, the Premises shall not be transferred and this Lease will remain in full force and effect with respect to the entirety of the Premises then-existing as of the date of such request for consent by Tenant. If Landlord elects to recapture and Tenant has not revoked its request for consent, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.3 EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

10.4 TENANT LIABILITY

In the event of any sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. If the transferee or subtenant, as the case may be, does not expressly assume the obligations of Tenant under this Lease and/or fails to satisfy the net worth requirements set forth in Section 10.1(d), Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease, as applicable. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the Term or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.5 ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

10.6 PROCESSING EXPENSES

Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting (whether or not the same is ultimately approved by Landlord or consummated by Tenant), an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of 1,500.00 for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs. When the actual amount of the Processing Costs is determined, it shall be reconciled with Landlord’s estimate, and any payments or refunds required as a result thereof shall promptly thereafter be made by the parties.

ARTICLE 11

DEFAULT AND REMEDIES

11.1 EVENTS OF DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(1) Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within five (5) days after the date when due;

(2) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or the Workletter and fails to cure such default within thirty (30) days after written notice thereof to Tenant, unless the default involves a hazardous condition, which shall be cured forthwith or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period. Notwithstanding the foregoing, if any such cure cannot be completed within such thirty (30) day period, Tenant shall have such longer period as is needed to complete such cure so long as the cure is commenced within such thirty (30) day period and is diligently pursued to completion;

(3) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(4) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days;

(5) Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(6) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days;

(7) any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within thirty (30) days;

(8) upon the dissolution of Tenant; or

(9) if Tenant fails to pay Rent when due three times within the then-current lease Year (whether or not such failure or breach is thereafter cured within any stated cure or grace period or statutory period).

11.2 LANDLORD’S REMEDIES

(a) A Default shall constitute a breach of the Lease for which Landlord shall have the rights and remedies set forth in this Section 11.2 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy now or hereafter allowed by applicable Law,

(b) With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Any written notice required pursuant to Section 11.1 shall constitute notice of unlawful detainer pursuant to California Code of Civil Procedure Section 1161 if, at Landlord’s sole discretion, it states Landlord’s election that Tenant’s right to possession is terminated after expiration of any period required by Law or any longer period required by Section 11.1. Upon the expiration of the period stated in Landlord’s written notice of termination (and unless such notice provides an option to cure within such period and Tenant cures the Default within such period), Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination in writing of Tenant’s right to possession, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or as otherwise permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and those Tenant Additions which Tenant is required or permitted to remove under Article Twelve), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.1, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2;

(1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, Landlord’s unamortized costs of tenant improvements, leasing commissions and legal fees incurred in connection with entering into this Lease. The word ‘rent” as used in this Section 11.2 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, monthly storage space rent, if any, and the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove.

(c) Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.2(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, subject to Landlord’s option to recapture pursuant to Section 10.2, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Tenant acknowledges and agrees that the provisions of Article 10 shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.2(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

(d) In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction.

(e) Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise;

(f) Notwithstanding any other provision of this Lease, a notice to Tenant given under this Article and Article Twenty-four of this Lease or given pursuant to California Code of Civil Procedure Section 1161, and any notice served by mail shall be deemed served, and the requisite waiting period deemed to begin under said Code of Civil Procedure Section upon mailing, without any additional waiting requirement under Code of Civil Procedure Section 1011 et seq. or by other Law. For purposes of Code of Civil Procedure Section 1162, Tenant’s “place of residence”, “usual place of business”, “the property” and “the place where the property is situated” shall mean and be the Premises, whether or not Tenant has vacated same at the time of service.

(g) The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(h) No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 25.15 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.3 ATTORNEYS’ FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.4 BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under tins Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(1) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(2) Landlord has obtained consents or waivers from any third parties that may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d) Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease, Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give the Mortgagee notice and a reasonable time to cure any default by Landlord.

ARTICLE 12

SURRENDER OF PREMISES

12.1 IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in as clean, good and tenantable condition as existed at the Commencement Date, ordinary wear and tear, and damage caused by Landlord excepted.

Tenant shall deliver to Landlord all keys to the Premises. All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, Landlord, however, by written notice to Tenant at least thirty (30) days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable installed by or for the benefit of Tenant, and (b) any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements, hut only to the extent that Landlord notified Tenant of such required removal at the time Landlord approved such Landlord Work or Alteration (collectively referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date, Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Landlord shall advise Tenant in writing, at the time Tenant requests approval for any proposed Alteration, whether such Alteration or any portion of such Alteration is a Required Removable. If any of the Tenant Additions which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then, unless otherwise approved by Landlord in writing, Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease, Tenant shall also be required to close any staircases or other openings between floors. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

12.2 LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.2(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any of Tenant Additions and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE 13

HOLDING OVER

In the event that Tenant holds over in possession of the Premises after the Termination Date, Tenant shall pay Landlord one hundred fifty percent (150%) of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate. Tenant shall also pay all damages sustained by Landlord by reason of such retention of possession, The provisions of this Article 13 shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

ARTICLE 14

DAMAGE BY FIRE OR OTHER CASUALTY

14.1 SUBSTANTIAL UNTENANTABILITY

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within thirty (30) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b) Unless this lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration,

(c) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for (i) those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date, (ii) proceeds of any business interruption Insurance maintained by Tenant, and (iii) proceeds of any insurance carried by Tenant covering the loss of any Tenant Additions. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored; provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Additions at Tenant’s cost, to the extent Landlord received proceeds of Tenant’s insurance covering Tenant Additions, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Additions.

(d) Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the act or neglect of Tenant, its agent or employees. Whether or not the Lease is terminated pursuant to this Article 14, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(e) Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article 9 hereof.

14.2 INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither Is rendered substantially untenantable and Landlord estimates that the tone to substantially complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises, other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within thirty (30) days after the date of such casualty. Notwithstanding the aforesaid. Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.1 above.

14.3 RENT ABATEMENT

Except for the negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.4 WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

ARTICLE 15

EMINENT DOMAIN

15.1 TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable or such taking could reasonably be expected to prevent Tenant from operating its business in substantially the manner operated by Tenant prior to such taking, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining Term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which ease Tenant shall continue to pay Rent and this Lease shall not terminate.

15.2 TAKING OF PART

In the event a part of the Building or the Premises is taken, or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.3 COMPENSATION

Landlord shall be entitled to receive the entire award or sale proceeds from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord so long as there is no diminution of Landlord’s award as a result.

ARTICLE 16

INSURANCE

16.1 TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term; (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease, and such insurance shall be for such limits that are reasonably required by Landlord from time to tune but not less than a combined single limit of Five Million and No/100 Dollars ($5,000,000.00); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all Tenant Additions, equipment, installations, fixtures and contents of the Premises in the event of loss; (d) in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages as Landlord reasonably requires.

16.2 FORM OF POLICIES

Each policy referred to in 16.1 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Indemnitees as additional insureds (except Workers’ Compensation and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to the Landlord, and (v) each policy of “All-Risks” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

16.3 LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts not less than the greater of eighty (80%) percent of the then full replacement cost (without depreciation) of the Building (above foundations and excluding Tenant Additions) or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death, and property damage. Such insurance shall be for a combined single limit of not less than Five Million and No/100 Dollars ($5,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.4 WAIVER OF SUBROGATION

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in wilting prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its “All Risks” insurance policy or policies on Tenant Additions, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Real Property and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant of the Real Property who shall have executed a similar waiver as set forth in this Section 16.4 (c) for loss or damage to Tenant Additions, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy that would affect such clauses or naming, All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.5 NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event,

ARTICLE 17

WAIVER OR CLAIMS AND INDEMNITY

17.1 WAIVER OF CLAIMS

To the extent permitted by Law, Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by the Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by the gross negligence or willful and wrongful act of any of the Indemnitees (including any contractor of property manager) or any employee, agent or contractor of Landlord. To the extent permitted by Law, Tenant and Landlord hereby waive any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage. If any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within thirty (30) days of demand for die total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect to the extent Landlord or a tenant has recovered proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant,

17.2 INDEMNITY BY TENANT

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including reasonable attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, Rom the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on file part of Tenant to be performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In ease of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Tenant and reasonably acceptable to Landlord In Landlord’s good faith judgement (THESE ARE NOT EXACTLY REFLEXIVE INTENTIONALLY, FOR IT IS TENANT WHO IS OCCUPYING SPACE OWNED BY LANDLORD AND, AS SUCH, CAN DO DIRECT DAMAGE TO LANDLORD, IF LANDLORD DOES SOMETHING, IT IS LIKELY AN ACT THAT WOULD IMPACT OTHER TENANTS AND HENCE THE STANDARD FOR ATTORNEY IS MORE IMPORTANT), Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve Indemnitees of liability to the extent such liability is caused by the willful and wrongful act of Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All-Risks” properly insurance.

17.3 INDEMNITY BY LANDLORD

To the extent permitted by Law, Landlord hereby indemnifies, and agrees to protect, defend and hold Tenant, its partners, members, directors, officers, agents and employees (the “Tenant Indemnitees”) harmless, against any and all actions, claims, demands, liability, costs and expenses, including reasonable attorneys’ fees and expenses for the defense thereof, arising from (a) the gross negligence or willful misconduct of Landlord or any employee, agent or contractor of Landlord or of property manager arising from the Landlord Work or any repairs to the Premises, (b) from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord (LANDLORD IS THE PARTY TO THIS AGREEMENT, NOT PROPERTY MANAGER, SO ONLY LANDLORD IS CAPABLE OF BREACH. AN ACTION OF THE PROPERTY MANAGER MIGHT LEAD LANDLORD TO BREACH, BUT IT IS ONLY LANDLORD THAT CAN DO SO), to be performed pursuant to the terms of this Lease, or (c) from any willful act or the gross negligence of Landlord, in or about the Premises or the Property or any part of either, In case of any action or proceeding brought against the Tenant Indemnitees by reason of any such claim, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel reasonably chosen by Landlord. The foregoing indemnity shall not operate to relieve Tenant Indemnitees of liability to the extent such liability is caused by the willful and wrongful act of the Tenant Indemnitees. Further, the foregoing Indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Tenant or its insurers to the extent of amounts, if any, paid to Tenant under its “All-Risks” property insurance.

ARTICLE 18

RULES AND REGULATIONS

18.1 RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit C-2 attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time so long as such modifications and additions apply to all tenants generally and not to specific tenants,

18.2 ENFORCEMENT

Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit C or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant; and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Project in a uniform and non-discriminatory manner.

ARTICLE 19

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers and lenders at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

ARTICLE 20

ESTOPPEL CERTIFICATE

20.1 IN GENERAL

Within ten (10) days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate in recordable form, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (it) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); and (vi) to any other information reasonably and customarily requested.

20.2 ENFORCEMENT

In the event Tenant fails to deliver an Estoppel Certificate, then such failure shall be a Default for which there shall be no cure or grace period. In addition to any other remedy available to Landlord, Landlord may impose a charge equal to $500.00 for each day that Tenant fails to deliver an Estoppel Certificate and Tenant shall be deemed, to have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute and deliver such Estoppel Certificate.

ARTICLE 21

RELOCATION

At any time after the date of this Lease, Landlord may substitute for the Premises, other premises in the Project, or in any other project of like or better quality in Emeryville owned or controlled now or in the future by Landlord or one of Landlord’s affiliates (the “New Premises”), in which event the New Premises shall be deemed to be the Premises for all purposes under this Lease; provided that (i) the New Premises shall be substantially similar to the Premises in area and interior layout of the premises; (ii) if Tenant is then occupying the Premises, Landlord shall pay the actual and reasonable expenses of physically moving Tenant and its property and equipment including telephone and IT cabling, replacing letterhead stationery, etc. to the New Premises; (iii) Landlord shall give Tenant not less than one hundred fifty (150) days’ prior written notice of such substitution; (iv) Landlord, at its expense, shall improve the New Premises with improvements substantially similar to those in the Premises at the time of such substitution, if the Premises are then improved and such improvements shall be completed before Tenant is required to vacate the Premises and accept such New Premises; and (v) Tenant shall receive nine (9) months of Rent abatement beginning upon the commencement of Tenant’s occupancy of the New Premises. Notwithstanding anything contained herein to the contrary, if such substitution is requested at a time when there are nine (9) months or fewer remaining in the Term, Tenant shall have a right to terminate this Lease or accept the substitution and receive an abatement of Rent for the remainder of the Term,

ARTICLE 22

REAL ESTATE BROKERS

Tenant represents that, except for the brokers) listed in Section 1.1, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to pay any commission to which the brokers listed in Section 1.1 are entitled in connection with this Lease pursuant to Landlord’s written agreement with such broker.

ARTICLE 23

MORTGAGEE PROTECTION

23.1 SUBORDINATION AND ATTORNMENT

This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation seemed thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall, so long as such Mortgagee or ground lessor agrees not to disturb Tenant’s rights under this Lease, attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor. So long as Tenant receives a written agreement from such purchaser or ground lessor agree not to disturb Tenant’s occupancy of the Premises during the remaining Term, this subordination, shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrumental that Landlord, Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument far and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days of a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein.

23.2 MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received written notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional fifteen (15) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary not to exceed an additional ten (10) days, if, within such fifteen(15) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of the Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE 24

NOTICES

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Sections 1.1.

(c) Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon any officer, director or partner of Landlord or Tenant, and shall be effective upon such service.

(d) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America,

ARTICLE 25

MISCELLANEOUS

25.1 LATE CHARGES

(a) All payments required hereunder (other than the Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits, which shall be due as hereinbefore provided) to Landlord shall be paid within ten (10) days after Landlord’s demand therefor. All such amounts (including Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits) not paid when due shall hear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b) In the event Tenant is more than five (5) days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, (b) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

(c) Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease,

25.2 NO JURY TRIAL; VENUE; JURISDICTION

To the fullest extent permitted by law, including laws enacted after the Commencement Date, each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which, the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this

Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.3 DISCRIMINATION

Tenant agrees for Tenant and Tenant’s heirs, executors, administrators, successors and assigns and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry (whether in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises or otherwise) nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the use or occupancy of the Premises by Tenant or any person claiming through or under Tenant.

25.4 OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

25.5 TENANT AUTHORITY

Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party.

25.6 LANDLORD AUTHORITY

Landlord represents and warrants to Tenant that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party.

25.7 ENTIRE AGREEMENT

This Lease, the Exhibits attached hereto and the Workletter contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

25.8 MODIFICATION OF LEASE TOR BENEFIT OP MORTGAGEE

If any Mortgagee of Landlord reasonably requires a modification of this Lease, then Tenant agrees that the Lease may be so modified so long as such modification does not: (a) result in any increased cost or expense to Tenant, (b) change the size, location, use or character of the Premises, (c) impose any additional obligations on Tenant, or (d) decrease the rights of Tenant under this Lease.

25.9 EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Ten Million Dollars ($10,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

25.10 ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article Ten, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

25.11 LANDLORD’S OBLIGATIONS ON SALE OP BUILDING

In the event of a sale or other transfer of the Building, subject to the purchaser’s assumption of Landlord’s obligations (including Landlord’s obligations with respect to the Security Deposit), Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to the dollar amount specified in Section 25.9 and Tenant shall not be entitled to any judgment in excess of such amount. Landlord shall have the right to assign this Lease to an entity comprised of the principals of Landlord or affiliates of such entities. Upon such assignment and assumption of the obligations of Landlord hereunder, Landlord shall be entirely freed and relieved of all obligations hereunder, but only so long as (a) such successor entity owns all of Landlord’s right, title and interest in and to the Property and the Building, and (b) such successor entity assumes all of Landlord’s obligations under this Lease whenever arising.

25.12 BINDING EFFECT

Subject to the provisions of Article 10, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns,

25.13 CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

25.14 TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

25.15 ABANDONMENT

In the event Tenant vacates or abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises, and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.2(b) or pursuant to California Civil Code Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

25.16 LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease or the Workletter, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

25.17 SECURITY SYSTEM

Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

25.18 NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

25.19 ACCESSIBILITY STANDARDS

Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the Effective Date the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meets all applicable construction-related accessibility standards under California Civil Code Section 55.53, but Landlord is not aware of any noncompliance as of the date of this Lease,

25.20 RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a memorandum of this Lease, in recordable form.

25.21 SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the indemnification obligations of Landlord and Tenant under this Lease shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of the Lease.

25.22 RIDERS

All Riders attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.1 hereof.

TENANT:		LANDLORD:

Gritstone Inc., a Delaware corporation		Emery Station Joint Venture, LLC, a California limited liability company

By:	/s/ Andrew Allen	By:	Emery Station Associates, LLC,
Print Name: Andrew Allen			a California limited liability company
Its:	CEO & President		its Managing Member

		By:	Wareham – NZL, LLC,
a California limited liability company its Managing Member

		By:	/s/ Richard K. Robbins
Richard K. Robbins, Manager

Date:	11th November 2015	Date:11/23/15

EXHIBIT A

PLAN OF PREMISES

A-1

WAREHAM
DEVELOPMENT
5858 HORTON STREET
EMERYVILLE, CA

COMMON
VACANT SUITES
LEASED SUITE
LEASED SUITE

11.24.14

FLOOR 2

EXHIBIT B

WORKLETTER AGREEMENT

(TURN-KEY)

1. Defined Terms. Capitalized Terms used in this Workletter shall have the same meanings set forth in the Lease except as otherwise specified herein and except for Terms capitalized in the ordinary course of punctuation. For proposes of this Workletter, the following capitalized terms have the following meanings:

1.1. “Landlord Work” means the construction and installation of the Tenant Improvements.

1.2. “Design Documents” means the layout plans and specifications for the Tenant Improvements to be constructed in the Premises which are the final product of the preliminary space planning and which (i) will be based upon and consistent with, among other things, the preliminary space plan and specifications, attached as Exhibit B-l (the “Conceptual Plans”); and (ii) comply with all Laws as applicable and as interpreted at the time of construction of the Tenant Improvements.

1.3. “Construction Drawings” means the final architectural plans and specifications, and engineering plans and specifications, for the Tenant Improvements to be constructed in the Premises, and shall be based upon and consistent with the Design Documents.

1.4. “Tenant Improvements” means all of the initial improvements to be constructed as shown on the Construction Drawings, as they may be modified as provided herein.

2. Design Matters.

2.1. Landlord and Tenant have approved a design team consisting of DG Architects, as architect (“Architect”) and Randall Lamb Associates as Mechanical/Electrical/Plumbing designer (“MEP Designer”). The Architect and MEP Designer shall be retained by Landlord and referred to collectively herein as the “Design Group.” Landlord shall use commercially reasonable efforts to cause the Design Group to complete the Construction Drawings in accordance with all applicable Laws.

2.2. Landlord shall cause, and Tenant shall fully cooperate with, the Design Group to complete Design Documents and Construction Drawings in as an efficient and timely manner as possible. Any failure by Tenant to supply information and/or to provide authorizations or approvals within three (3) business days of Landlord’s written request (including requests by electronic mail) shall constitute a Tenant Delay. Landlord and Tenant agree that the Tenant Improvements will generally adhere to Landlord’s Building Standards and will not include materials or equipment that require unusually long fabrication or delivery times (“Long Lead Time Items”). the Design Drawings submitted by the Design Group to Landlord shall be submitted to Tenant for its prompt review and approval, which approval shall not be unreasonably withheld or delayed if the Design Drawings are in material conformance with the Conceptual Plans. The Construction Drawings submitted by the Design Group to Landlord shall be submitted to Tenant for its prompt review and approval, which approval shall not be unreasonably withheld or delayed if the Design Drawings are in material conformance with the Conceptual Plans. The Construction Drawings submitted by the Design Group to Landlord shall be submitted to Tenant for its prompt review and approval, which approval shall not be unreasonably withheld or delayed if the Construction Drawings are in material conformance with the Design Drawings. The Construction Drawings so approved by Tenant shall be referred to herein as the “Approved Construction Drawings.”

2.3. Tenant shall be responsible for the suitability of the design and function of all Tenant Improvements for the Tenant’s needs and business purposes.

3. Construction; Tenant Improvement Costs.

3.1. Tenant Improvement Costs. The cost of the Tenant Improvements (“Tenant Improvement Costs”) shall be paid by Landlord. The Tenant Improvement Costs shall include, without limitation, (a) the costs of the Design Group and any other consultants retained by Landlord in connection with the preparation of Design Documents and Construction Drawings, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation; (b) all costs of obtaining from the City of Emeryville and any other governmental authority, approvals, building permits and occupancy permits with respect to the Tenant Improvements; (c) all costs of interior design and finish schedule plans and specifications including as-built drawings with respect to the Tenant Improvements; (d) all costs of procuring, installing and constructing the Tenant Improvements, including: (i) the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered or provided by Contractor in connection with, and reasonably allocable to, construction of the Tenant Improvements; and (ii) the cost of any services or utilities made available by Landlord; and (e) Landlord’s construction management fee.

In no event shall the Tenant Improvement Costs include (i) any costs of procuring or installing in the Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment, or other personal property (“Personal Property”) to be used in the Premises by Tenant, and the cost of such Personal Property shall be paid by Tenant, or (ii) any costs or expenses of any consultants retained by Tenant with respect to design, procurement, installation or construction of improvements or installations, whether real or personal property, for the Premises.

3.2. Limitations of Landlord’s Obligations. Upon Substantial Completion of the Tenant Improvements, Landlord shall have no further obligation to construct improvements or construct modifications to or changes in the Tenant Improvements, except to complete the punchlist of Landlord Work remaining to be completed or correct any part thereof that is defective or is otherwise not in compliance with the Approved Construction Drawings and any approved modifications thereof, as provided in the Lease. The punchlist of remaining Landlord Work shall be prepared by Tenant no later than ten (10) business days after Substantial Completion of the Tenant Improvements. Landlord shall make commercially-reasonable efforts to have its general contractor complete all punchlist items within thirty (30) days thereafter, or such longer period as may reasonably be necessary to correct such punchlist item, provided that Landlord’s general contractor commences such correction during such thirty (30) day period and thereafter diligently prosecutes such correction to completion.

4. Changes. If Tenant shall request any change, addition or alteration in the Approved Construction Drawings, Landlord shall, within no more than five (5) business days, give Tenant a written estimate of (a) the cost of engineering and design services and the construction contractor services to prepare a change order (the “Change Order”) in accordance with such request, (b) the cost of work to be performed pursuant to such Change Order, and (c) the time delay expected because of such requested Change Order. Within three (3) business days following Tenant’s receipt of the foregoing written estimate, Tenant shall notify Landlord in writing whether it approves such written estimate. If Tenant approves such written estimate, Tenant shall accompany such approval with a good check made payable to the order of Landlord in the amount of the estimated cost of preparing the Change Order and performing the work specified therein, and the foregoing shall constitute Landlord’s authorization to proceed. If such written authorization and check are not received by Landlord within such three (3) business day period, Landlord shall not be obligated to prepare the Change Order or perform any work in connection therewith. Upon completion of the work of the Change Order and submission of the final cost thereof by Landlord to Tenant, Tenant shall promptly pay to Landlord the amount, if any, of the actual cost of the Change Order in excess of the estimated costs thereof previously paid by Tenant. Any delay in Substantial Completion of the Tenant Improvements resulting from such request for a Change Order or from the changes so made or necessitated shall be chargeable as Tenant Delay.

6. Tenant Delay. If the Substantial Completion of the Tenant Improvements in the Premises is delayed beyond the Projected Commencement Date due to Tenant Delay (defined in the Lease or otherwise expressly identified as such herein), the provisions of the Lease shall apply.

In the event of any dispute between Landlord and Tenant regarding (i) the occurrence or alleged occurrence, or the duration, of any Tenant Delay, or (ii) Substantial Completion of the Tenant Improvements, the parties agree to attempt to resolve such dispute promptly and in good faith; provided, however, that if the parties are unable to resolve such dispute within twenty (20) days after such dispute arises, the parties shall retain an independent third party architect familiar with construction in the vicinity of the Project of tenant improvements similar in nature to the Tenant Improvements to arbitrate such dispute, which third party arbitrator shall have the authority to make a final and binding resolution of such dispute, and the parties shall share equally the fees and charges of such arbitrator.

7. Entry by Tenant. Tenant may enter the Premises during construction of the Tenant Improvements and prior to the Commencement Date in accordance with of the Lease.

8. Force and Effect. The terms and conditions of this Workletter supplement the Lease and shall be construed to be a part of the Lease and are incorporated in the Lease. Without limiting the generality of the foregoing, any default by any party hereunder (after applicable notice and cure periods) shall have the same force and effect as a Default under the Lease. Should any inconsistency arise between this Workletter and the Lease as to the specific matters that are the subject of this Workletter, the terms and conditions of this Workletter shall control.

9. Representatives of Parties.

(a) Landlord has initially designated Geoffrey Sears as its sole representative with respect to the matters set forth in this Workletter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Workletter. Landlord shall have the right to replace its representative at any time.

(b) Tenant has designated Sara Oakman as its sole representative with respect to the matters set forth in this Workletter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter.

EXHIBIT B-1

CONCEPTUAL PLANS

CONF 1
TC 1 ①
TC 2 ①
TC 3 ①
OFFICE
OFFICE
OPEN OFFICE
LAB SUPPORT
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
CONF 2
CONF 3
STOR
COPY
LAB
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
BREAK AREA

1 2ND LEVEL PLAN TEST FIT - STUDY 2R2
SCALE: 1/16" = 1'-0"

POWER + DATA PLAN SYMBOL LEGEND

SYMBOL	DESCRIPTION
	DUPLEX OUTLET (18" AFF UON)
	DUPLEX GFI POWER (42" AFF UON)
	TELEDATA DUPLEX (18" AFF UON)
	TELEVISION / MONITOR

POWER + DATA PLAN GENERAL NOTES

1. FURNITURE SYMBOLS FOR REFERENCE ONLY

POWER + DATA PLAN KEYNOTES

① EXISTING POWER & DATA TO REMAIN

② POWER POLE

PROGRAM

8 - APPROX 10x14 OFFICES
5 - APPROX 10x10 OFFICES
15 - 5X8 CUBICLES
1 - RECEPTION
1 - LARGE CONFERENCE ROOM
1 - MEDIUM CONFERENCE ROOM
1 - SMALL CONFERENCE ROOM
1 - BREAK AREA
2 - COPY
3 - TC
1 - LAB AREA FOR 9+ USERS

DGA planning | architecture | interiors

PROJECT
3858 HORTON 2nd FLOOR

PROJECT NO.	NA
DATE	11/05/15
REFERENCE	
SCALE	1/16" = 1'-0"

TITLE
GRITSTONE TEST FIT
2R2

SK-001

COMP 1
SK-004 5
OFFICE
TC 1
TC 2
TC 3
OFFICE
OPEN OFFICE
LAB SUPPORT
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
CONF 2
COMP 3
SK-004 4
SK-004
SK-004 2
LAB
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
BREAK AREA

1 2ND LEVEL FINISH PLAN
SCALE: 1/16" = 1'-0"

FINISH PLAN SYMBOL LEGEND

SYMBOL	DESCRIPTION
1	ACCENT PAINT COLOR (TYPICAL U.O.N.)
1B	ACCENT PAINT COLOR 1B
1C	ACCENT PAINT COLOR 1C
2	WHITEBOARD PAINT
CPT	CARPET TILE - ALLOWANCE FOR 2 PATTERNS / COLORS
VCT	VINYL COMPOSITION TILE - ALLOWANCE FOR 5 COLOR PATTERN
ESV	EXISTING SHEET VINYL
NSV	NEW SHEET VINYL

FINISH PLAN GENERAL NOTES

1. CARPET TILE THROUGHOUT PRIVATE OFFICE, OPEN OFFICE, CONFERENCE AND SUPPORTING OFFICE SPACES.

DGA planning | architecture | interiors

PROJECT
5858 HORTON 2nd FLOOR

PROJECT NO.	N/A
DATE	11/05/15
REFERENCE	
SCALE	1/16" = 1'-0"

TITLE
GRITSTONE FINISH PLAN

SK-002

1 2ND LEVEL REFLECTED CEILING PLAN GRITSTONE
SCALE: 1/16" = 1'-0"

REFLECTED CEILING PLAN LEGEND

ACT1 — ARMSTRONG "ULTIMA" FINE TEXTURE SUSPENDED SYSTEM, WHITE, 24" x 24" SILHOUETTE 1/4" REVEAL - OFFICE AND BREAK AREAS

ACT2 — CAPAUL ENVIROGUARD VINYL FACED LAY-IN PANELS, EDGE SEALED, LOW PARTICLE COUNT, WHITE, 24" x 48" x 3/4" THICK, ASTM1264
USG DONN DXLH EXPOSED TEE SUSPENSION SYSTEM - LAB AREAS

GYP. BD. CEILING EXISTING TO REMAIN

CEILING TAG
CEILING TYPE
CEILING HEIGHT A.F.F.

REFLECTED CEILING PLAN FIXTURE LEGEND

SYMBOL		DESCRIPTION
A1		2' X 4' TROFFER - OFFICE FIXTURE
A2		2' X 4' TROFFER - LAB FIXTURE
A3		2' X 2' TROFFER - OFFICE FIXTURE
B		PENDANT
C		RECESSED DOWNLIGHT
	— — —	UNDER CABINET LIGHTING AT CASEWORK

DGA planning | architecture | interiors

PROJECT
5858 HORTON 2ND FLOOR

PROJECT NO.	15249
DATE	11/25/15
REFERENCE	
SCALE	1/16" = 1'-0"

TITLE
GRITSTONE RCP

SK-003

3 COPY/ PRINT - ELEVATION
SCALE: 3/16" = 1'-0"

2 BREAKROOM - EAST ELEVATION
SCALE: 3/16" = 1'-0"

1 BREAKROOM - NORTH ELEVATION
SCALE: 3/16" = 1'-0"

5 CONFERENCE ROOM STOREFRONT - ELEVATION
SCALE: 3/16" = 1'-0"

4 TRANSLUCENT PANELS - ELEVATION
SCALE: 3/16" = 1'-0"

6 TYPICAL OFFICE STOREFRONT - ELEVATION
SCALE: 3/16" = 1'-0"

DGA planning | architecture | interiors

PROJECT
5858 HORTON 2nd FLOOR

PROJECT NO.	NA
DATE	11/06/15
REFERENCE	
SCALE	3/16" = 1'-0"

TITLE
GRITSTONE INTERIOR ELEVATIONS

SK-004

EXHIBIT C-1

LABORATORY RULES AND REGULATIONS

1.	Any laboratory equipment (glass and cage washers, sterilizers, centrifuges, etc.) being used during normal business hours must be properly insulated for noise to prevent interruption of other tenants’ businesses. Landlord reserves the right to request all equipment be reasonably insulated prior to occupancy. Should other tenants complain of noise, lab tenant will be responsible for abating any noise issues, at their sole cost.

2.	Any damages to property due to leaks from lab equipment of Tenant will be the sole responsibility of the Tenant. Should damage occur in other Tenant spaces, any and all damages and clean up will be the responsibility of equipment owner (lab tenant).

3.	Animal activities are a recognized and necessary process in the biotech industry. It can only be conducted by lab tenants pursuant to all the requirements of their respective lease (including the “Use” clause) and requires specific, written approval by Landlord in advance. We also expect any animal operations to be conducted pursuant to all regulations, standards and best industry practices relating to them.

4.	The EmeryStation Campus is a mixed-use facility and lab tenants share space with office tenants. To reduce the potential interaction with office tenants and their employees and visitors with any biotech animal operations; animal testing performed; deliveries of animals and any equipment, foods, cleaners, etc. associated with animal activities must be coordinated through the Loading Dock after hours and with the cooperation of the building management and security personnel. Tenant should make every effort to handle any deliveries relating to animal activities outside of Building Standard Hours. The freight elevator must be used at all times, and delivery trucks should not be visible to the other tenants in the campus area. No cartons, containers or cardboard boxes bearing the nature of contents may be stored or left in common area spaces, to include any garage/freight areas. Feed bags, animal carriers, and any and all containers must be disposed of properly and with discretion.

5.	All exterior signage relating to laboratory operations (i.e. visible to common areas including corridors) must be kept to the minimum required by law. All signs must have Landlord’s approval prior to installation.

EXHIBIT C-2

RULES AND REGULATIONS

1. No sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and if the Premises are situated on the ground floor of the Project, Tenant shall further, at Tenant’s own expense, keep the sidewalks and curb directly in front of the Premises clean and free from rubbish.

2. No awning or other projection shall be attached to the outside walls or windows of the Project without the prior written consent of Landlord, No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord which will not be unreasonably withheld, conditioned or delayed. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner reasonably approved by Landlord. All lighting fixtures hung in offices or spaces which can be seen from outside the Premises must be of a quality, type, design, bulb color, size and general appearance reasonably approved by Landlord.

3. No sign, advertisement, notice, lettering, decoration or other thing shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or of the Project, without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4. The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills that can be seen from outside the Premises or in the public portions of the Project.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in public portions thereof without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees shall have caused the same.

7. Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Project other than Decoration which is permitted under the Lease. No boring, cutting or stringing of wires belonging to Landlord shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

8. No animal or bird of any kind shall be brought into or kept in or about the Premises or the Project, except seeing-eye dogs or other seeing-eye animals.

9. Prior to leaving the Premises for the day, Tenant shall extinguish all lights other than safety lights and ambient lighting.

10. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Project, or neighboring buildings or premises, or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

11. Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance, except for such items which are used by Tenant in the conduct of its business.

12. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

13. All removals, or the carrying in or out of any safes, freight, furniture, construction material, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may reasonably determine from time to time. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch thick plank strips to distribute the weight. The moving of safes, freight, furniture, fixtures, bulky matter or heavy equipment of any kind must be made upon previous notice to the Building Manager and in a manner and at times prescribed by him, and the persons employed by Tenant for such work are subject to Landlord’s prior approval. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Project and to exclude from the Project all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

14. Tenant shall not purchase janitorial or maintenance or other like service from any company or persons not approved by Landlord, Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Project.

15. Landlord shall have the right to prohibit any advertising conducted by Tenant referring to the Project which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as a first class building for offices and/or commercial services and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

16. Landlord reserves the right to exclude from the Project between the hours of 6:00 p.m. and 8:00 a.m. Monday through Friday, after 1:00 p.m. on Saturdays and at all hours Sundays and legal holidays, all persons who do not present a pass to the Project issued by Landlord. Landlord may furnish passes to Tenant so that Tenant may validate and issue same, Tenant shall safeguard said passes and shall be responsible for all acts of persons in or about the Project who possess a pass issued to Tenant. Tenant’s vendors and contractors will, prior to commencing any work on the Premises or Property, provide the Building Manager with a certificate of insurance that demonstrates insurance coverage amounts and limits determined by Landlord and which name Landlord and Building Manager as co-insureds.

17. Tenant’s contractors shall, while in the Premises or elsewhere in the Project, be subject to and under the control and direction of the Building Manager (but not as agent or servant of said Building Manager or of Landlord).

18. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

19. The requirements of Tenant will be attended to only upon application at the office of the Project. Project personnel shall not perform any work or do anything outside of their regular duties unless under special instructions from the office of the Landlord.

20. Canvassing, soliciting and peddling in the Project are prohibited.

21. No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed.

22. There shall not be used in any premises, or in the public balls, plaza areas, lobbies, or elsewhere in the Project, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks or dollies, except those equipped with rubber tires and sideguards.

23. Tenant, Tenant’s agents, servants, employees, contractors, licensees, or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking” and shall comply with any other parking restrictions imposed by Landlord from time to time.

24. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all limes properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

25. 26. Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Project in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

27. Tenant shall not prepare any food nor do any cooking, operate or conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except that food and beverage preparation by Tenant’s employees using microwave ovens or coffee makers shall be permitted provided no odors of cooking or other processes emanate from the Premises. Tenant shall not install or permit the installation or use of any vending machine except by such persons and in such manner as are approved in advance in writing by Landlord.

28. The Premises shall not be used as an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon, or barber shop, the business of photographic, multilith or multigraph reproductions or offset printing (not precluding using any part of the Premises for photographic, multilith or multigraph reproductions solely in connection with Tenant’s own business and/or activities), a restaurant or bar, an establishment for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods, an establishment for preparing, dispensing or consumption of food or beverages of any kind in any manner whatsoever, or news or cigar stand, or a radio, television or recording studio, theatre or exhibition hall, or manufacturing, or the storage or sale of merchandise, goods, services or property of any land at wholesale, retail or auction, or for lodging, sleeping or for any immoral purposes,

29. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not install any machine or equipment which causes noise, heat, cold or vibration to be transmitted to the structure of the building in which the Premises are located without Landlord’s prior written consent, which consent may be conditioned on such terms as Landlord may require. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by Law.

30. Tenant shall not bring any Hazardous Materials onto the Premises except for those that are in general commercial use and are incidental to Tenant’s business office operations and only in quantities suitable for immediate use.

31. Tenant shall not store any vehicle within the parking area. Tenant’s parking rights are limited to the use of parking spaces for short-term parking, of up to twenty-four (24) hours, of vehicles utilized in the normal and regular daily travel to and from the Project. Tenants who wish to park a vehicle for longer than a twenty-four (24)-hour period shall notify the Building Manager for the Project and consent to such long-term parking may be granted for periods up to two (2) weeks. Any motor vehicles parked without the prior written consent of the Building Manager for the Project for longer than a twenty-four (24)-hour period shall be deemed stored in violation of this rule and regulation and shall be towed away and stored at the owner’s expense or disposed of as provided by Law.

32. Smoking is prohibited in the Premises, the Building and all enclosed Common Areas of the Project, including all lobbies, all hallways, all elevators and all lavatories.

EXHIBIT D

SPACE TO WHICH RIGHT OF FIRST OFFER APPLIES

RIDER-1